EXHIBIT 12

                       RATIO OF EARNINGS TO FIXED CHARGES
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                                                            FOR THE NINE
                                                            MONTHS ENDED                          FOR THE YEARS ENDED
                                                            SEPTEMBER 30,                             DECEMBER 31,
                                                            ------------     ----------------------------------------------------
                                                                 1998          1997       1996       1995        1994      1993
                                                            ------------     --------   --------   --------   --------   --------
(In Thousands)
Earnings (loss) before income taxes and
  extraordinary items  ...........................          $     23,897     $ 38,906   $ 29,019   $ 24,928   $ 25,233   $ 23,572
Fixed interest charges ...........................               115,068      117,048     77,637     67,087     42,491     34,427
                                                            ------------     --------   --------   --------   --------   --------
Earnings (loss):
  Including fixed interest charges ..............                138,965      155,954    106,656     92,015     67,724     59,999
  Excluding interest expense on deposits ........                 89,285       87,723     52,010     45,369     36,078     28,201
Fixed interest charges excluding interest
  expense on deposits ...........................                 65,388       48,817     22,991     20,441     10,845      4,629
Ratios:
Earnings including fixed interest charges
  to fixed interest charges .....................                   1.21         1.33       1.37       1.37       1.59       1.65
Earnings to fixed interest excluding
  interest on deposits ..........................                   1.37         1.80       2.26       2.22       3.33       6.09
Dollar deficiency of earnings to fixed
  interest charges ..............................           $       0.00     $   0.00   $   0.00   $   0.00   $   0.00   $   0.00
                                                            ============     ========   ========   ========   ========   ========

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